EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 23, 2015 (the “Effective Date”), by and between Euramax International, Inc., a Delaware corporation (the “Company”) and John F. Blount (the “Executive”) (each of the Company and the Executive, a “Party,” and collectively, the “Parties”).
WHEREAS, the Company desires to employ the Executive as Senior Vice President, Chief Administrative Officer and General Counsel of the Company and wishes to acquire and be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as Senior Vice President, Chief Administrative Officer and General Counsel and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:
Section 1.Employment.
1.1.    Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, and such other members of the Company Group as the Board of Directors of Holdings (the “Board”) shall determine, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party hereto provides the other Party hereto with written notice that such period shall not be so extended at least six (6) months in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period.”
1.2.    Duties. During the Employment Period, the Executive shall serve as the Senior Vice President, Chief Administrative Officer and General Counsel of the Company and in such other positions as an officer or director of such other members of the Company Group as the Board shall determine, and shall report directly to the Chief Executive Officer of the Company. In the Executive’s position as Senior Vice President, Chief Administrative Officer and General Counsel, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasonably and lawfully directed by the Chief Executive Officer. The Executive’s principal place of employment shall be the Company’s headquarters in Norcross, Georgia.

1.3.        Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company Group, shall faithfully serve the Company Group, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Chief Executive Officer, consistent with Section 1.2 hereof, provided such instructions do not conflict with the Executive’s duties and obligations as a member of the State Bar of Georgia. During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company Group and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Board, (c) complete his current role as board member, President, CEO, and Wind-Down Officer of ASHINC Corporation and its affiliated companies, and (d) manage his personal investments, in each case so long as any such activities do not (X) violate the terms of this Agreement (including Section 4) or (Y) materially interfere with the Executive’s duties and responsibilities to the Company Group.

Section 2.Compensation.
2.1.    Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $325,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.
2.2.    Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Euramax Incentive Compensation Plan or such other bonus plan approved by the Board, in each case in accordance with the terms of such plan. The Executive’s target Annual Bonus opportunity for each calendar year that ends during the Employment Period shall equal not less than 35% of the Base Salary.
2.3.    Equity.     Executive shall be granted not less than 500 shares of restricted stock in the Company in accordance with the Company’s Equity Plan (as defined in the Company’s 10-K for the fiscal year ended December 31, 2013) on terms no less favorable than those provided to other senior executives of the Company.
2.4.    Future Compensation.     During the Employment Period, Executive shall be eligible to participate in any compensation grant, increase, program, or award (including but not limited to bonuses, equity awards, base salary increases, benefits, and other compensation programs) on the same basis as and commensurate with other senior executives of the Company.
2.5.    Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.
2.6.    Paid Time Off. During the Employment Period, the Executive shall be entitled to 27 days of paid time off per calendar year, to be taken and carried over in accordance with the Company’s paid time off policy in effect from time to time.

2.7.    Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time.
Section 3.Employment Termination.
3.1.        Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 30 days’ notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the date of termination, (b) unused paid time off (consistent with Section 2.4 hereof) paid out at the per-business-day Base Salary rate, (d) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (e) any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”).
3.2.    Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (X) by the Company other than for Cause, death or Disability or (Y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to: (i) continuation of the Base Salary at the rate in effect immediately prior to the Termination Date for 12 months following the Termination Date (the “Base Salary Continuation”) and (ii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for 12 months following the Termination Date or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer (the “Medical Benefit Continuation”).
The Company’s obligations to pay the Base Salary Continuation and to provide Medical Benefit Continuation shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Agreement. Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, the Base Salary Continuation shall be paid in equal installments commencing during the 45-day period following the Termination Date; provided, that, the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit A (the “Release”) and the period (if any) during which the Release can be revoked has expired within such 45-day period; provided, further, that, if such 45-day period spans two calendar years, payment of the Severance Amount shall commence to be paid in the second year.
3.3.    Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment.

3.4.    Resignation from All Positions. Upon the termination of the Executive’s employment with the Company Group for any reason, the Executive shall resign, as of the Termination Date, from all positions he or she then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company Group. The Executive shall be required to execute such writings as are required to effectuate the foregoing.
3.5.    Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company Group.
Section 4.Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.
4.1.    Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company and any other member of the Company Group, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe any member of the Company Group an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive’s employment with the Company Group and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company Group and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company Group, unless required by law to disclose such information, in which case the Executive shall provide the Company Group with written notice of such requirement as far in advance of such anticipated disclosure as practicable. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company Group, the Executive, upon request from the Company and to the extent practicable, shall promptly supply to the Company all Company property, including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company Group, and any copies thereof in his (or capable of being reduced to his) possession.

4.2.    Non-Competition. By and in consideration of the Company entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information, the Executive agrees that the Executive shall not, during the Employment Period and for a period of 12 months after the Executive’s termination of employment for any reason (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (X) ownership by the Executive of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (Y) being employed by an entity, standing alone, be prohibited by this Section 4.2, so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive’s duties are not at or involving the part of the entity’s business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business which is in competition with a business of any member of the Company Group in any country or territory in which such member of the Company Group marketed any of its services or products during the period of Executive’s employment with the Company.
4.3.    Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly hire, contact, induce or solicit (or assist any Person to hire, contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, contacting, inducing or solicitation was, an employee of any member of the Company Group.
4.4.    Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company Group), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company Group and any of its or their customers or clients so as to cause harm to any member of the Company Group.
4.5.    Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6.    Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him or her, either alone or in conjunction with others, in the course of the Executive’s employment with any member of the Company Group and related to the business or activities of any member of the Company Group (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or the applicable member of the Company Group. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group. These obligations shall continue beyond the end of the Executive’s employment with the Company Group with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by any member of the Company Group, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives.
4.7.    Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further. Anytime after this Agreement is filed with the SEC or any other government agency by any member of the Company Group and becomes a public record, this provision shall no longer apply.
4.8.    Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company Group for which the Company Group would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company Group shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company Group may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Base Salary Continuation paid by the Company to the Executive. The terms of this paragraph shall not prevent the Company Group from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Parties further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information or his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company Group any portion of the Base Salary Continuation that the Company has paid to the Executive.

Section 5.Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
5.1.        “Cause” shall mean the Executive’s having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company Group, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company Group, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company Group written notice of such failure. If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.
5.2.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
5.3.    “Company Group” shall mean, collectively, Holdings, the Company and their respective subsidiaries, successors and assigns.
5.4.    “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental illness, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.
5.5.    “Good Reason” shall mean one of the following has occurred: (A) a material breach by the Company of any of the covenants in this Agreement; (B) any material reduction in the Executive’s Base Salary or bonus opportunity, other than reductions that apply to senior executives of the Company generally; (C) the relocation of the Executive’s principal place of employment that would increase the Executive’s one-way commute by more than 25 miles or (D) any material and adverse change in the Executive’s position, title or status or any change in the Executive’s job duties, authority or responsibilities to those of lesser status. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 90 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.
5.6.    “Holdings” shall mean Euramax Holdings, Inc., a Delaware corporation.

Section 6.Representations. The Executive represents and warrants that the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement.
Section 7.Non-Disparagement. From and after the Effective Date and continuing until the end of the Restricted Period, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders.
Section 8.Taxes.
8.1.        Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.
8.2.    Section 280G.
(a)    Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the Executive by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code, or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (A) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(b)    It is possible that after the determinations and selections made pursuant to this Section 8.2 the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under this Section 8.2 (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined (i) by a court or (ii) by the auditor upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 8.2 not been applied until the date of such payment.
8.3.    Section 409A.
(a)    The Parties intend that any compensation, benefits and other amounts payable or provided to Executive under this Employment Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The Parties agree to modify this Agreement, or the timing of the payment hereunder of severance or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A.
(b)    The terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A and the date of the Executive’s “separation from service,” shall be treated as the Executive’s Termination Date for purpose of determining the time of payment of any amount that becomes payable to Executive pursuant to Section 3 hereof upon the termination of his employment and that is treated as a “deferral of compensation” within the meaning of Section 409A.
(c)    In the case of any amounts that are payable to the Executive under this Agreement in the form of installment payments, the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.
(d)    If the Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of Executive’s separation from service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

Section 9.Miscellaneous.
9.1.    Indemnification. To the extent provided in the By-Laws and Certificate of Incorporation of the Company, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that Holdings or the Company maintains for its directors and other officers in the same manner and on the same basis as the directors and other officers of the Company.
9.2.    Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
9.3.    Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except that (i) each member of the Company Group shall be a third-party beneficiary with respect to this Agreement, including, without limitation, Section 4, and (ii) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets.
9.4.    Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receiptor, or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
If to the Company:

Euramax International, Inc.
300 Research Drive
Suite 400
Norcross, Georgia 30092
ATTN: Corporate Secretary

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Donald P. Carleen, Esq.
Facsimile: 212-859-4000

If to the Executive:	At his principal office at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

9.5.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties shall be governed by, the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.
9.6.    Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
9.7.    Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof.
9.8.    Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
9.9.    Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of Holdings or the Company.

9.10.    General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY By: /s/ Hugh E. Sawyer Name: Hugh E. Sawyer Title: President
EXECUTIVE /s/ John F. Blount John F. Blount

Exhibit A
Release
1.In consideration of the payments and benefits to be made under the Employment Agreement, dated as of [_______], 20[__] (the “Employment Agreement”), by and between [________] (the “Executive”) and [_____________] (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself or herself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.
rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

2.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.
4.The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
5.As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that    he or she has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he or she may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Base Salary Continuation or provision of the Medical Benefit Continuation (as each is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.
6.Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.
7.The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
8.The Executive acknowledges that he or she has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.
9.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.The Executive acknowledges that the severance payments and benefits he or she is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.
11.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
12.This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.
13.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.
14.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
15.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.
16.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

By:____________________ Name: Title:
____________________